EXHIBIT 99.1
June 7, 2006
Media Contact: Faye I. Andersen
775-834-4822
Analyst Contact: Britta Carlson
702-367-5624
For Immediate Release
Electric Rates in Northern Nevada to Remain Stable
PUCN Approves Agreement for No Additional Electric Rate Changes in 2006
Reno, Nevada — Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced today that its electric rates in northern Nevada are expected to remain stable for the next year following the approval of a settlement agreement by the Public Utilities Commission of Nevada (PUCN).
The agreement — entered into by the utility, the PUCN staff, the Bureau of Consumer Protection (BCP) and parties participating in recent utility rate hearings — assures that there will be no additional electric rate changes in 2006.
“This agreement provides rate stability for our electric customers over the next year, which is good news,” said Mary Simmons, vice president of external affairs for Sierra Pacific Power Company. “We worked with the PUCN staff, the BCP and others to achieve this and we are very pleased with the result.”
Sierra Pacific filed its last annual mandatory deferred energy case on December 1, 2005, requesting the recovery, over a one-year period, of approximately $46 million of fuel and purchased power costs that it had incurred. The approved settlement agreement allows full recovery over a two-year period but does not affect rates on July 1, 2006, because of previously approved rate changes. Deferred energy costs are recovered on a dollar-for-dollar basis with no profit to the company.
Simmons said customers’ electric bills are typically lower in the spring as the area transitions from winter to summer temperatures. However, she reminded customers that there are many things everyone can do to improve the energy efficiency of homes and businesses that will reduce bills and save money. She suggested setting thermostats in the summer to 78 degrees when at home and 85 degrees when away. Suggestions for how to stay cool this summer while holding down energy costs are attached to this news release.
A description of energy efficiency tips, programs, including a home energy audit are available on Sierra Pacific’s web site at http://www.sierrapacific.com/conservation/residential/tips/. The company also has brochures that urge customers to “Take Control of Your Energy Use”, available at the company’s office, or by calling (775) 834-4444.

Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. The company serves approximately 300,000 electric customers in northern Nevada and 45,000 electric customers in California. It is a wholly owned subsidiary of Sierra Pacific Resources, which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas to approximately 135,000 customers in the Reno-Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Sierra Pacific Power’s general rate cases and deferred energy rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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